Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Xenon Pharmaceuticals Inc.

We consent to the use of our audit report dated March 12, 2015, with respect to the balance sheets as at December 31, 2014 and December 31, 2013, the related statements of operations, comprehensive income (loss), changes in redeemable convertible preferred shares and shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference.

 /s/ KPMG LLP
Chartered Accountants

March 13, 2015
Vancouver, Canada